Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-290974

PROSPECTUS SUPPLEMENT NO. 4

(To the Prospectus dated November 10, 2025)

3,644,289 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated November 10, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-290974). This prospectus supplement is being filed to update and supplement the information in the Prospectus with certain information contained in the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 27, 2026, which we have attached to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the proposed offer and resale or other disposition from time to time by the selling stockholders identified in the Prospectus of up to an aggregate of 3,644,289 shares of common stock, par value $0.001 per share (“Common Stock”), of Flux Power Holdings, Inc.

Our shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “FLUX.” On March 26, 2026, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $1.08 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 11 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 27, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 26, 2026

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Nevada	001-31543	92-3550089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2685 S. Melrose Drive

Vista, CA 92081

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 877-505-3589

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	FLUX	The Nasdaq Global Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On March 26, 2026, Flux Power Holdings, Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). The Company filed its definitive proxy statement for the proposals voted upon at the Annual Meeting with the Securities and Exchange Commission on February 10, 2026 (the “Proxy Statement”).

At the close of business on February 2, 2026, the record date of the Annual Meeting, the Company had 21,340,135 shares of common stock outstanding and entitled to vote. The holders of a total of 14,117,593 shares of common stock were present at the Annual Meeting, either in person or by proxy, which total constituted a quorum of the issued and outstanding shares on the record date of the Annual Meeting.

The following proposals were submitted to the Company’s stockholders at the Annual Meeting:

1.	The election of Krishna Vanka, Dale T. Robinette, Michael Johnson, Lisa Walters-Hoffert and Mark F. Leposky as directors, to serve until the 2027 annual meeting of stockholders or until their respective successor(s) have been elected or appointed.

2.	The ratification of the appointment of Haskell & White LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2026.

The number of votes cast for and against or withheld and the number of abstentions and broker non-votes with respect to each matter voted upon, as applicable, are set forth below:

1. Board of Directors Election Results

The following nominees were elected to serve as directors for a term that will continue until the 2027 annual meeting of stockholders or until their respective successor(s) have been elected or appointed. The number of votes cast regarding each nominee were as follows:

Director Name	Votes For	Votes Withheld	Broker Non-Votes
Krishna Vanka	7,337,771	95,082	6,684,740
Dale T. Robinette	7,032,674	400,179	6,684,740
Michael Johnson	7,285,119	147,734	6,684,740
Lisa Walters-Hoffert	6,976,689	456,164	6,684,740
Mark F. Leposky	7,126,247	306,606	6,684,740

2. Ratification of Haskell & White LLP as the Company’s independent registered public accounting firm

The Company’s stockholders approved the ratification of the appointment of Haskell & White LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2026. The number of votes cast for and against and the number of abstentions for this proposal were as follows (there were no broker non-votes for this proposal):

Votes For	Votes Against	Abstain
14,083,259	20,822	13,512

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2026	Flux Power Holdings, Inc.

	By:	/s/ Kevin Royal
Kevin Royal
Chief Financial Officer